UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 7, 2015

Internap Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-31989 (Commission File Number)	91-2145721 (IRS Employer Identification Number

One Ravinia Drive, Suite 1300, Atlanta, Georgia (Address of Principal Executive Offices)	30346 (Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2015, Internap Corporation (the “Company”) announced the resignation of J. Eric Cooney from his positions as President and Chief Executive Officer effective as of May 8, 2015. Mr. Cooney also has resigned as a director of the Company effective May 8, 2015.

Mr. Cooney will receive the benefits previously disclosed and provided in his offer letter (Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2009) and joinder agreement (Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 2, 2009) pursuant to the Company’s Employment Security Plan (Exhibit 10.13 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 21, 2013).

Due to Mr. Cooney's resignation as a director, Mr. Cooney will not be up for election as a director at the Company’s 2015 annual meeting of stockholders and no vote with respect to the election of him as a director will occur at the meeting. The Board of Directors has set the authorized number of directors of the Company at six directors and does not intend to nominate a substitute nominee for election as a director at the 2015 annual meeting of stockholders.

On May 7, 2015, the Company announced the appointment of Michael A. Ruffolo as President and Chief Executive Officer, effective May 11, 2015 (the “Commencement Date”).

Mr. Ruffolo, age 53, has served on the Company’s Board of Directors since 2010. Mr. Ruffolo previously served as Chief Executive Officer and President of Crossbeam Systems, Inc., a network security platform provider from 2010 to 2012. From 2004 to 2010, Mr. Ruffolo served as Chairman and Chief Executive Officer of Liquid Machines, Inc., a provider of enterprise rights management solutions. Mr. Ruffolo served as Executive Vice President and Chief Operating Officer of Akamai Technologies, Inc. from 2001 until 2004. From 2000 to 2001, Mr. Ruffolo served as Executive Vice President of Global Sales, Services and Marketing of EMC Corporation. From 1998 to 1999, Mr. Ruffolo served as President of the Document Solutions Group at Xerox Corporation. From 1988 to 1998, Mr. Ruffolo served in various capacities at NCR Corporation, a global technology company, including Vice President and Chief Information Officer from 1996 to 1998. Mr. Ruffolo is executive chairman of the board of directors of Edgeware and serves as a director of a private company. Mr. Ruffolo served as a director of Pomeroy IT Solutions, Inc. from 2007 to 2009. Mr. Ruffolo holds an M.B.A. from Harvard Graduate School of Business Administration and a B.S. from the University of Dayton. Mr. Ruffolo also has post graduate education in advanced management from the European Institute of International Business in Fountainebleau, France.

Pursuant to the terms of an offer letter between the Company and Mr. Ruffolo, Mr. Ruffolo will receive (1) an annual base salary of $675,000, (2) a sign-on bonus of $500,000, (3) an option to purchase 300,000 shares of the Company’s common stock at a purchase price equal to the closing price on the grant date, 25% of which will vest on the first anniversary of the Commencement Date and the remainder to vest in 36 equal monthly installments thereafter, (4) a grant of 300,000 shares of restricted stock, 1/3 of which will vest 90 days after the Commencement Date, 1/3 of which will vest on the first anniversary of the Commencement Date and the remaining 1/3 of which will vest on the second anniversary of the Commencement Date, (5) an annual incentive bonus based upon criteria established by the Company’s Board of Directors, with a target level of 100% of base salary and a maximum level of 200% of base salary, with a guaranteed pro-rata bonus for 2015 performance equal to Mr. Ruffolo’s target bonus to be paid in August 2015, (6) reimbursement for housing, travel and meals expenses in accordance with Company policies and practices, and (7) customary benefits including paid time off.

Mr. Ruffolo also will be a party to an Employment Security Agreement (the “ESA”), which provides certain benefits in the event Mr. Ruffolo’s employment is terminated, either in connection with or unrelated to a change in control of the Company. Upon a qualifying termination (as defined in the ESA), other than during a protection period (also as defined in the ESA), Mr. Ruffolo will receive severance equal to his then-current base salary. Upon a qualifying termination during a protection period (generally, in the event of a change-in-control related termination),

Mr. Ruffolo also will be a party to an Employment Security Agreement (the "ESA"), which provides certain benefits in the event Mr. Ruffolo's employment is terminated, either in connection with or unrelated to a change in control of the Company. Upon a qualifying termination (as defined in the ESA), other than during a protection period (also as defined in the ESA), Mr. Ruffolo will receive severance equal to 12 months of his then-current base salary. Upon a qualifying termination during a protection period (generally, in the event of a termination related to a change in control), Mr. Ruffolo will receive 2.5 times his then-current annual base salary plus 2.5 times his maximum bonus under the bonus plan established by the Board of Directors for the year in which the termination occurs, and all of his unvested equity-based awards will vest. The foregoing description of the ESA does not purport to be complete and is qualified in its entirety by reference to the ESA, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 in accordance with the rules of the Securities and Exchange Commission.

There are no family relationships between Mr. Ruffolo and any director or other executive officer, nor are there any transactions to which the Company was or is a participant and in which Mr. Ruffolo has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release dated May 7, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP CORPORATION

Date: May 7, 2015	By:	/s/ Kevin M. Dotts
Kevin M. Dotts
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 7, 2015.